Exhibit 23.2

Statement Regarding Auditors’ Consent

The financial statements of the Plan for the year ended 2001, included in the Plan’s annual report on Form 11-K, have been audited by Arthur Andersen LLP (Arthur Andersen). On August 31, 2002 Arthur Andersen ceased practicing before the U.S. Securities and Exchange Commission. On April 28, 2003, the Plan engaged KPMG LLP to serve as the Plan’s independent public accountants for the year 2002. After reasonable efforts, the Plan has been unable to obtain Arthur Andersen’s consent to the incorporation by reference into this annual report on Form 11-K of its audit report with respect to the Plan’s financial statements referenced above.

Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Plan to file the annual report, which is incorporated by reference into the Plan’s previously filed registration statements on Form S-8 (Nos. 333-41762 and 333-63496) without a written consent from Arthur Andersen. However, because Arthur Andersen has not consented to the inclusion of its report in this annual report on Form 11-K, as incorporated by reference into the above referenced registration statements, recovery by investors relying on any such registration statement that incorporates this annual report on Form 11-K by reference may be limited on certain claims. In particular, and without limitation, purchasers of securities under each such registration statement may not be able to assert claims against Arthur Andersen under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements referenced above and incorporated therein or any omission of a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to the Plan) may be limited as a practical matter due to recent events regarding Arthur Andersen.